                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                    AMERICA'S SENIOR FINANCIAL SERVICES, INC.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    03061V101
                                 (CUSIP Number)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [  ]     Rule 13d-1(b)
         [  ]     Rule 13d-1(c)
         [  ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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                                  SCHEDULE 13G

------------------------------------
CUSIP NO. 03061V101
------------------------------------
----------- -----------------------------------------------------------------------------------------------------------
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            Louis S. Weltman,
            SS# ###-##-####
----------- -----------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                       (a) [ ]
                                                                                   (b) [ ]

----------- -----------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY



----------- -----------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States

----------------------------- --------- -------------------------------------------------------------------------------
                                 5      SOLE VOTING POWER

         NUMBER OF                      549,488
           SHARES
        BENEFICIALLY
          OWNED BY            --------- -------------------------------------------------------------------------------
            EACH                 6      SHARED VOTING POWER
         REPORTING
           PERSON                       0
            WITH              --------- -------------------------------------------------------------------------------
                                 7      SOLE DISPOSITIVE POWER

                                        549,488
                              --------- -------------------------------------------------------------------------------
                                 8      SHARED DISPOSITIVE POWER

                                        0
 ----------- -----------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            549,488
----------- -----------------------------------------------------------------------------------------------------------
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

            Not Applicable, but see Item 4(a).
----------- -----------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            6.8
----------- -----------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            IN
----------- -----------------------------------------------------------------------------------------------------------



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

Item 1(a).        Name of Issuer:  America's Senior Financial Services, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:              15544 N.W. 77th Ct.
                                                                                Miami Lakes, FL 33016

Item 2(a).        Name of Person Filing:  Louis S. Weltman

Item 2(b).        Address of Principal Business Office or, if none, Residence:  3205 N.W. 62nd Street
                                                                                Boca Raton, FL 33496

Item 2(c).        Citizenship:  See Item 4 on Cover Page

Item 2(d).        Title of Class of Securities:  Common Stock

Item 2(e).        CUSIP Number: 03061V101

Item 3.           If this  statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
                  NOT APPLICABLE


Item 4.           Ownership:

                  (a) Amount beneficially owned: 549,488. This amount includes 320,600 shares for which the
                      Reporting Person disclaims beneficial ownership pursuant to Rule 13d-4.
                  (b) Percent of class: 6.8
                  (c) Number of shares as to which the person has:

                        (i)  Sole power to vote or to direct the vote                549,488.
                       (ii)  Shared power to vote or to direct the vote                    0.
                      (iii)  Sole power to dispose or to direct the disposition of   549,488.
                       (iv)  Shared power to dispose or to direct the disposition of       0.

Item 5.           Ownership of Five Percent or Less of a Class: NOT APPLICABLE

Item 6.           Ownership of More than Five Percent on Behalf of Another Person: NOT APPLICABLE

Item 7.           Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By
                  the Parent Holding Company: NOT APPLICABLE

Item 8.           Identification and Classification of Members of the Group: NOT APPLICABLE


Item 9.           Notice of Dissolution of Group: NOT APPLICABLE

Item 10.          Certification: NOT APPLICABLE

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 10, 2000                   /s/ LOUIS S. WELTMAN
                                            ------------------------------------
                                            Louis S. Weltman
















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